                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 PARAVANT INC.

                                       AT

                              $4.75 NET PER SHARE

                                       BY

                           PRINCE MERGER CORPORATION

                                       A

                           WHOLLY OWNED SUBSIDIARY OF

                             DRS TECHNOLOGIES, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 22, 2002 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS
                                   EXTENDED.

                                                                October 28, 2002

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase, dated October 28, 2002 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") relating to the offer by Prince Merger Corporation, a Florida corporation (the "Purchaser") and wholly owned subsidiary of DRS Technologies Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares (the "Shares") of common stock, par value $0.015 per Share, of Paravant Inc., a Florida corporation (the "Company"), at a price of $4.75 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated October 23, 2002, by and among Parent, Purchaser and the Company (the "Merger Agreement"). Also enclosed is the Letter to Shareholders of the Company from William R. Craven, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

     WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us (or our nominee) for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $4.75 per Share, net to the seller in cash, without interest.

          2.  The Offer is being made for all outstanding Shares.

          3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 23, 2002 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

          4. The Board of Directors of the Company has determined that each of the Offer, the Merger Agreement and the Merger is fair to and in the best interests of the shareholders of the Company and recommends that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

          5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, November 22, 2002, unless the Offer is extended.

          6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, U.S. federal income tax backup withholding at a rate of 30% (or other applicable percentage) may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Bear, Stearns & Co. Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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

                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 PARAVANT INC.

                                       BY

                           PRINCE MERGER CORPORATION

                                       A
                           WHOLLY OWNED SUBSIDIARY OF

                             DRS TECHNOLOGIES, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 28, 2002, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by Prince Merger Corporation, a Florida corporation and a wholly owned subsidiary of DRS Technologies, Inc., a Delaware corporation, to purchase all outstanding shares (the "Shares") of common stock, par value $0.015 per share (the "Common Stock") of Paravant Inc., a Florida corporation (the "Company").

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

DATE:
-----------------------------------------, 2002

NUMBER OF SHARES TO BE TENDERED:
COMMON STOCK*

SIGN HERE

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                           SIGNATURE(S) OF HOLDER(S)

             ------------------------------------------------------
                              NAME(S) OF HOLDER(S)
                                      SHARES OF

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                              PLEASE TYPE OR PRINT
ADDRESS
---------------------------------------------
ZIP CODE
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                         AREA CODE AND TELEPHONE NUMBER

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               TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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